Exhibit 10.1

350 Campus Drive

Marlborough, MA 01752

April 4, 2005

Mr. James M. Fieger

789 Crandon BL.  #206

Key Biscayne, FL 33149

Dear James:

It is my pleasure to extend to you an offer of employment with 3Com Corporation (“3Com” or the “Company”) as Senior Vice President — World Wide Sales.  You will work out of the Company’s Marlborough, Massachusetts office and report to Bruce Claflin.  Your start date is to be determined but will be no later than April 30, 2005.  This is a revised offer letter from your offer dated March 30, 2005.

Your base salary will be $16,666.67, paid semi-monthly in accordance with the Company’s regular payroll practices ($400,000.00 annualized).  You will be eligible to participate in the Company’s discretionary bonus plan, 3Bonus.  Your 3Bonus target amount will be 75% of your base salary, payable semi-annually.  Payments under the 3Bonus plan are discretionary and are based on various factors, including Company and individual performance.

You will receive an employee stock option grant of 500,000 shares of 3Com common stock subject to the necessary approvals; provided, however, that no stock options shall be deemed to have been granted until you have signed the Company’s stock option agreement.  The option price for the shares subject to this initial grant will be the closing stock price of 3Com common stock on the NASDAQ national market on your start date referenced above or, if the NASDAQ national market is closed on your start date, the closing stock price on the first trading day following your start date.  You will also receive 100,000 shares of 3Com restricted stock.  Your stock awards are subject to the terms and conditions of the 3Com Corporation 2003 Stock Plan and shall vest in equal amounts annually over four (4) years from your start date.

In addition, we are pleased to offer you a sign-on bonus in the amount equal to $100,000.00.  Half will be provided in a cash payment of $50,000, less all applicable taxes and withholdings required by law, payable in accordance with the Company’s regular payroll practices.  The other half will be a grant of 14,000 shares of restricted stock which shall vest in equal amounts over two (2) years from your start date.  This grant shall be otherwise subject to the terms and conditions of the 3Com Corporation 2003 Stock Plan.

The Company will reimburse you for your reasonable, out-of-pocket expenses that you incur in connection with your relocation to the Marlborough area, administered through Paragon Relocation Services, not to exceed $175,000. Any relocation expenses between $175,000 and $200,000 will be paid 50% by 3Com and 50% you will be responsible for.  During your relocation, 3Com will reimburse you for temporary living and transportation expenses.  You must submit receipts to verify all expenses for which you request reimbursement.  By signing below, you agree that if you voluntarily terminate your employment with the Company within one year of your start date you will reimburse the Company for all relocation reimbursements paid to you and, further, you authorize the Company to deduct that amount from any amounts payable to you by 3Com as of your last date of employment, including without limitation, your final paycheck.  As we discussed, you will complete your move by the end of 2005.

3Com also offers a competitive complement of benefits.  You will be eligible to accrue 20 days of Personal Time Off per year, subject to the terms and conditions of the Company’s Personal Time Off policy.  3Com also has 11 Company-recognized/assigned paid holidays and provides employees with 2 personal floating holidays.  In addition, you will be eligible to participate in the Company’s standard benefit plans, including Company-sponsored insurance plans, the Company’s Employee Stock Purchase Program, and the Company’s 401(k) plan, subject to the terms and conditions of the policies and/or plan documents governing those benefit programs.  As a Section 16 officer of the Company, you will be eligible to participate in benefit programs available to the Company’s Section 16 officers including, without limitation, the Company’s Section 16 Severance Plan.  The Company reserves the right to amend, modify and/or terminate its benefit programs at its discretion, subject to all applicable laws and regulations.

This offer of employment is conditioned upon your signing the attached Employee Agreement regarding, among other things, confidentiality, non-competition, non-solicitation and assignment of inventions.  In addition, this offer of employment is contingent upon your providing the Company with documentation of your ability to work in the United States, as required by the federal Immigration Reform and Control Act, no later than three days after your start date.  This offer is also contingent upon the successful result of a background investigation.  You will be required to sign an authorization for this purpose as part of the Company’s employment application form, if you have not done so already.  Providing false or fraudulent information to the Company may result in withdrawal of the offer or termination of employment, if hired.

While we are confident that we will have a mutually beneficial employment relationship, your employment with 3Com is on an at-will basis.  This means that both you and 3Com can terminate the employment relationship at any time, for any reason or no reason, without notice.  Nothing in this offer letter is intended to or shall be construed as a contract of employment for any fixed time period.

The terms and conditions of this offer letter supersede any previous written or verbal representations concerning conditions of employment.  This offer of employment is valid for a period of five working days from the date of this offer letter.

Please confirm your acceptance by signing and returning this letter.  By signing this offer letter, you represent that you are not subject to any restrictions or covenants that would prevent or impede your performance of the duties and responsibilities of your position with 3Com and that your employment with 3Com will not violate or conflict with the terms of any employment, non-competition or other agreement with any previous employer or other entity.

Let me close by reaffirming our belief that the skill and background you bring to 3Com will be instrumental to the future success of the Company.  3Com believes that the single most important factor in our success has been our people.  I look forward to working with you.

Sincerely,

/s/ Susan H. Bowman
Susan H. Bowman
Senior Vice President, Human Resources

I accept 3Com’s offer of employment based on the terms and conditions described in this offer letter.

/s/ James M. Fieger	April 6, 2005
Signature	Date